Exhibit 99.2

Derycz Scientific, Inc. and Subsidiaries
Summary of Unaudited Pro Forma Condensed Consolidated Financial Information

On March 31, 2011, Fimmotaag, the Company’s parent company, entered into an amendment (the “Amendment”) modifying certain provisions of the agreement previously entered into by Fimmotaag on February 24, 2011 (the “Purchase Agreement”) with Derycz Scientific, Inc. (“Derycz”).  Pursuant to the terms of the Purchase Agreement, as modified by the Amendment, Derycz acquired all the outstanding capital stock of the Company for 336,921 shares of Derycz’s common stock valued under the terms of the Purchase Agreement at 750,000 Euros (approximately US$1,000,000), in addition to post-closing earn-out payments to be made to Fimmotaag based on achieving certain net revenue targets during each of the five years ending December 31, 2011 through December 31, 2015.  Each year, the earn-out will be calculated based on the following formula: 20% of the first 200,000 Euros of net income before taxes of the Company for the applicable year; plus 30% of the net income before taxes of the Company between 200,000 and 300,000 Euros; plus 40% of the net income before taxes of the Company in excess of 300,000 Euros.

The purchase price was determined to be $1,834,901, which consisted of the issuance of 336,921 shares of the Company’s common stock valued at $1,212,915 (based on the trading price of the Company’s common stock of $3.60 per share on March 31, 2011), as well as an estimate of the earn out payments of $621,985.  The purchase price has been allocated to specific identifiable tangible and intangible assets in accordance with Accounting Standards Codification 805, “Business Combinations,” and supported by a report prepared by Palisades Capital Group, LLC, an independent valuation firm, as follows:

Fair value of assets acquired:
Cash and Cash Equivalents	$325,383
Receivables	2,074,914
Inventories	883,671
Prepaid expenses	230,588
Other current assets	126,992
Property and equipment, net	1,578,915
Deposits and other assets	113,017
Customer list	1,050,000
Goodwill	1,792,383
Total	8,175,863
Fair value of liabilities acquired	(5,990,962)
Deferred tax liability	(350,000)
Purchase price	$1,834,901

The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2010 and the nine months ended March 31, 2011 presented herein gives effect to the acquisition as if the transaction had occurred at the beginning of such period and includes certain adjustments that are directly attributable to the transaction, which are expected to have a continuing impact on the Company, and are factually supportable, as summarized in the accompanying notes.  No pro forma balance sheet as of March 31, 2011 has been presented as such amounts have been consolidated in the previously filed Derycz Scientific, Inc. Quarterly Report on Form 10-Q for March 31, 2011.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only. The unaudited pro forma condensed consolidated financial information presented herein is based on management’s estimate of the effects of the acquisition, had such transaction occurred on the dates indicated herein, based on currently available information and certain assumptions and estimates that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that actually would have been achieved had the acquisition been consummated on the dates indicated, or that may be achieved in the future.

The unaudited pro forma condensed consolidated financial information presented herein should be read in conjunction with the financial statements of Techniques Appliquées aux Arts Graphiques, S.p.a.  contained elsewhere in this Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the Securities and Exchange Commission on September 28, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, as filed with the Securities and Exchange Commission on May 16, 2011.

Derycz Scientific, Inc.
Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended March 31, 2011
(unaudited)

	Derycz Scientific, Inc.	TAAG	Pro Forma Adjustments	Pro Forma Total
				(unaudited)
Revenues	$22,156,368	$10,204,533	$-	$32,360,901

Cost of revenues	20,112,574	6,134,755	-	26,247,329

Gross profit	2,043,794	4,069,778	-	6,113,572

Operating expenses:
General and administrative	4,776,676	3,882,088	262,500 (a)	8,921,264
Marketing and advertising	412,590	29,426		442,016

Total operating expenses	5,189,266	3,911,514	262,500	9,363,280

Income (loss) from operations	(3,145,472)	158,264	(262,500)	(3,249,708)

Other Income (Expense)	(3,775)	(142,389)	-	(146,164)
Currency Gain (Loss)	(9,313)	(30,508)	-	(39,821)
Interest income	2,684	-	-	2,684
Interest expense	(73,475)	(178,812)		(252,287)

Net income (loss)	$(3,229,351)	$(193,445)	$(262,500)	$(3,685,296)

Net loss per share -
Basic and diluted	$(0.23)			$(0.25)

Weighted average common shares outstanding -
Basic and diluted	14,345,169			14,682,090

(a)	To reflect amortization of customer list

Derycz Scientific, Inc.
Pro Forma Condensed Consolidated Statement of Operations (unaudited)
Year ended June 30, 2010
(unaudited)

	Derycz Scientific, Inc.	TAAG	Pro Forma Adjustments	Pro Forma Total
				(unaudited)
Revenues	$24,935,473	$14,523,505	$-	$39,458,978

Cost of revenues	21,019,225	8,801,091	-	29,820,316

Gross profit	3,916,248	5,722,414	-	9,638,662

Operating expenses	4,226,106	6,275,615	350,000 (a)	10,851,721

Income (loss) from operations	(309,858)	(553,201)	(350,000)	(1,213,059)
Other income (expense)	-	(35,140)		(35,140)
Currency income (loss)	5,415	89,418		94,833
Interest income	4,169	-	-	4,169
Interest expense	(6,919)	(175,058)	-	(181,977)

Net income (loss)	$(307,193)	$(673,981)	$(350,000)	$(1,331,174)

Net loss per share -
Basic and diluted	$(0.02)			$(0.10)

Weighted average common shares outstanding -
Basic and diluted	12,966,830			13,303,751

(a)	To reflect amortization of customer list